EXHIBIT 10.18
2007 LONG-TERM INCENTIVE COMPENSATION PLAN
CONFIDENTIAL

CUMBERLAND PHARMACEUTICALS INC.
2007 LONG-TERM INCENTIVE COMPENSATION PLAN
Table of Contents

1.	Definitions	1
2.	Incentives	4
3.	Administration	5
4.	Eligibility/Forfeiture in the Event of Termination for Cause	7
5.	Qualified Performance-Based Incentives	7
6.	Shares Available for Incentives and Limits on Incentives	8
7.	Effect of Employment Termination on Options and SARs	9
8.	Options	10
9.	Stock Appreciation Rights (“SARs”)	13
10.	Restricted Stock	14
11.	Acquisition and Change of Control Events	15
12.	Discontinuance or Amendment of the Plan	18
13.	Nontransferability	19
14.	No Right of Employment	19
15.	Taxes	19
16.	Governing Law	19
17.	Additional Requirements	19
18.	“Lockup” Agreement	20
19.	Limitation of Liability	20
20.	Unfunded Status of Incentives	20
21.	Nonexclusivity of the Plan	20
22.	Successors and Assigns	21
23.	No Fractional Shares	21
24.	Severability	21
25.	Miscellaneous	21

CUMBERLAND PHARMACEUTICALS INC.
2007 LONG-TERM INCENTIVE COMPENSATION PLAN
     This Cumberland Pharmaceuticals Inc. 2007 Long-Term Incentive Compensation Plan (“Plan”), effective April 18, 2007, is established primarily to encourage employees and Consultants of Cumberland Pharmaceuticals Inc. (the “Company”), its Affiliates, and its joint ventures to acquire Stock and other equity-based interests in the Company. It is believed that the Plan will stimulate employees’ and Consultants’ efforts on the Company’s behalf, will tend to maintain and strengthen their desire to remain with the Company, will be in the interest of the Company and its shareholders, and will encourage such employees and Consultants to have greater personal financial investment in the Company through ownership of its Stock. The Plan supersedes and replaces the Cumberland Pharmaceuticals Inc. 1999 Stock Option Plan (the “Original Incentive Plan”) but does not impair the vesting or exercise of any option granted under the Original Incentive Plan prior to the date that this Plan became effective.
1.    Definitions
     “Affiliate” shall have the meaning assigned to the term pursuant to Rule 12b-2 as promulgated under the Exchange Act.
     “Blackout Period” means any period self-imposed by the Company or required under applicable law that restricts the purchase and sale of the Stock by designated persons for a period of time.
     The “Board” means the Board of Directors of the Company.
     “Cause” shall mean: (a) theft of property belonging to the Company or one of its Affiliates (including but not limited to trade secrets and confidential information); (b) fraud on the Company or one of its Affiliates; (c) conviction of, or pleading “no contest” to, a felony committed while employed by or consulting for the Company or one of its Affiliates; (d) breach of fiduciary duty to the Company or one of its Affiliates; or (e) deliberate, willful or gross misconduct related to the Company or an Affiliate.
     The “Code” means the Internal Revenue Code of 1986, as amended, or any successor code thereto.
     The “Committee” means the Compensation Committee of the Board of Directors of the Company.
     The “Company” means Cumberland Pharmaceuticals Inc.
     “Consultant” means a person engaged to provide consulting or advisory services (other than as an Employee or a member of the Board) to the Company or one of its Affiliates or joint ventures, provided that the identity of such person, the nature of such services or the Person to which such services are provided would not preclude the

Company from offering or selling securities to such person pursuant to the Plan in reliance on registration on a Form S-8 Registration Statement under the Securities Act.
     “Covered Employee” means an employee, as described in Section 162(m) of the Code and the associated Treasury regulations, who, on the last day of the Company’s taxable year, is either the Company’s Chief Executive Officer or among the four highest compensated employees of the Company or one of its Affiliates.
     “Division” means a section of the Company or an Affiliate.
     “Eligible Employee” means a regular full-time or part-time employee of one of the Related Entities, including officers, whether or not under direction of the Company.
     “Employment Termination” means termination of the employment of an individual who is employed by one of the Related Entities, provided that termination of an individual from a Related Entity for the purpose of immediately transferring such individual to another Related Entity shall not constitute “Employment Termination” for purposes of this Plan.
     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
     “Fair Market Value” means (i) if the Stock or other security is listed on an established stock exchange or any automated quotation system that provides sale quotations, the closing sale price for a share thereof on such exchange or quotation system on the applicable date, and if shares are not traded on such day, on the next preceding trading date, (ii) if the Stock or other security is not listed on any exchange or quotation system, but bid and asked prices are quoted and published, the mean between the quoted bid and asked prices on the applicable date, and if bid and asked prices are not available on such day, on the next preceding day on which such prices were available, and (iii) if the Stock or other security is not regularly quoted, the fair market value of a share thereof on the applicable date as established by the Committee in good faith. For purposes of awards effective as of the effective date of the Company’s initial public offering, Fair Market Value of Stock shall be the price at which the Stock is offered to the public in its initial public offering.
     “Incentive Option” means an Option that by its terms is to be treated as an “incentive stock option” within the meaning of Section 422 of the Code.
     “Incentives” means awards made under this Plan of any of the following, or any combination of the following: (a) Options (including both Incentive Options and Nonstatutory Stock Options); (b) Stock Appreciation Rights; and (c) Restricted Stock.
     “Nonstatutory Stock Option” means any Option that is not an Incentive Option.
     “Option” means an option to purchase one or more shares of the Company’s Stock.

     “Participant” means any holder of an Incentive awarded under the Plan.
     “Performance Criteria” means the criteria that the Committee selects for purposes of establishing the Performance Goal or Performance Goals for a Covered Employee for a Performance Period. The Performance Criteria used to establish Performance Goals include but are not limited to: pre- or after-tax net earnings, sales growth, operating earnings, operating cash flow, return on net assets, return on shareholders’ equity, return on assets, return on capital, stock price growth, shareholder returns, gross or net profit margin, earnings per share, price per share of stock, and market share, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. The Committee will, within the time prescribed by Section 162(m) of the Code, objectively define the manner of calculating the Performance Criteria it selects to use for such Performance Period for Covered Employees who received Qualified Performance-Based Incentives.
     “Performance Goals” means, for a Performance Period, the written goals established by the Committee for the Performance Period based upon the Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of an Affiliate or Division or a joint venture of which the Company or an Affiliate is a member.
     “Performance Period” means the one or more periods of time, which may be of varying and overlapping durations, selected by the Committee, over which the attainment of one or more Performance Goals will be measured for purposes of determining a Covered Employee’s right to, and the payment of, a Qualified Performance-Based Incentive.
     “Plan” shall refer to the Cumberland Pharmaceuticals Inc. 2007 Long-Term Incentive Compensation Plan described in this document.
     “Qualified Performance-Based Incentives” means awards of Incentives intended to qualify as “performance-based compensation” under Section 162(m) of the Code.
     “Related Entities” shall refer to the Company and its Affiliates and to joint ventures in which the Company or one of its Affiliates is a member.
     “Restricted Stock” means shares of Stock granted to a Participant subject to a Risk of Forfeiture.
     “Restriction Period” means the period of time, established by the Committee in connection with an award of Restricted Stock, during which the shares of Restricted Stock are subject to a Risk of Forfeiture described in the applicable award agreement.

     “Risk of Forfeiture” means a limitation on the right of the Participant to retain Restricted Stock, including a right in the Company to reacquire shares of Restricted Stock at less than their then Fair Market Value, arising because of the occurrence or non-occurrence of specified events or conditions.
     “SARs” shall refer to Stock Appreciation Rights.
     “Securities Act” shall mean the Securities Act of 1933, as amended.
     “Stock” shall refer to one or more shares of the Company’s Stock.
     “Terminated Employee” means an individual who meets the following criteria:
     (a)    the individual is granted Incentives under this Plan at a time when he or she is employed by one of the Related Entities; and
     (b)    the individual is thereafter terminated from a Related Entity due to: (i) such person’s voluntary resignation, retirement, death, or extended absence from work as a consequence of disability; (ii) a reduction in force; (iii) a termination without Cause; or (iv) any other reason not covered by subsection 4(b) below, provided that an individual who is terminated merely for purposes of transferring such individual from one Related Entity to another shall not constitute a “Terminated Employee” for purposes of this definition.
     “Stock Appreciation Right” means a right to receive any excess in the Fair Market Value of shares of Stock over a specified exercise price.
2.    Incentives
     Incentives under the Plan may be granted to Eligible Employees in any one or a combination of: (a) Incentive Options (or other statutory stock option); (b) Nonstatutory Stock Options; (c) SARs; and (d) Restricted Stock. Incentives under the Plan may be granted to Consultants in any one or a combination of: (a) Nonstatutory Stock Options, (b) SARs, and (c) Restricted Stock. All Incentives shall be subject to the terms and conditions set forth herein and to such other terms and conditions as may be established by the Committee, except that the provisions of this Plan shall not apply retroactively to any Incentive issued before the effective date of this Plan. Determinations by the Committee under the Plan (including, without limitation, determinations as to the Eligible Employees; the form, amount and timing of Incentives; and the terms and provisions of agreements evidencing Incentives) need not be uniform and may be made selectively among Eligible Employees and Consultants who receive, or are eligible to receive, Incentives, whether or not such Eligible Employees and Consultants are similarly situated.

3.    Administration
     (a)    Committee. The Plan shall be administered by the Committee. No person who makes or participates in making an award under this Plan, whether as a member of the Committee, a delegate of the Committee, or in any other capacity, shall make or participate in making an award to himself or herself. No member of the Board or person acting pursuant to the authority delegated by the Committee shall be liable for any action or determination relating to or under the Plan made in good faith.
     (b)    Powers of Committee. The Committee will have full discretionary power to administer the Plan in all of its details, subject to applicable requirements of law. For this purpose, in addition to all other powers provided by this Plan, the Committee’s discretionary powers will include, but will not be limited to, the following discretionary powers:
          (i)    To make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan;
          (ii)    To interpret the Plan;
          (iii)    To decide all questions concerning the Plan and the eligibility of any person to participate in the Plan, and the determination of whether a worker is an Eligible Employee shall be made in the sole and exclusive discretion of the Committee;
          (iv)    To appoint such agents, counsel, accountants, consultants and other persons as may be required to assist in administering the Plan;
          (v)    To the extent allowed by law, to delegate some or all of its power and authority to the Company’s Chief Executive Officer, other senior members of management, or committee or subcommittee, as the Committee deems appropriate. However, the Committee may not delegate its authority with regard to any matter or action affecting an officer subject to the Exchange Act;
          (vi)    To impose such restrictions and limitations on any awards granted under the Plan as it may deem advisable, including, but not limited to share ownership or holding period requirements and requirements to enter into or to comply with confidentiality agreements and, to the extent allowed by law, non-competition and other restrictive or similar covenants.
          (vii)    To correct any defect, supply any omission or reconcile any inconsistency in the Plan or any award made under the Plan in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency; and
          (viii)    If the Committee determines that the amendment of an Incentive awarded under this Plan is in the best interest of a Participant, to amend any such

Incentive without the consent of the Participant, provided that no Incentive may be amended by backdating or in any other manner that would violate any applicable law or regulation or in any manner that would violate the terms of this Plan.
Any determination by the Committee or its delegate(s) shall be final, binding and conclusive on all persons, in the absence of clear and convincing evidence that the Committee or its delegates(s) acted arbitrarily and capriciously.
     (c)    Vesting Period. If applicable, the Committee shall determine the vesting period for Incentives granted under this Plan and shall specify such vesting period in writing in making an award of an Incentive under this Plan. However, should the Committee award Options or SARs under this Plan without specifying a vesting period, (i) any SAR awarded in tandem with any underlying Option shall vest on the date that its underlying Option vests, and (ii) Options and SARs awarded without an underlying Option shall vest on a graduated basis over a five-year period, with 20% of the Options (or, if applicable, the SARs) vesting on each anniversary of the date of grant until all Options (or, if applicable, SARs) covered by the grant are vested.
     (d)    Compliance with 409A. To the extent that the Board determines that any Incentive granted under the Plan is subject to §409A of the Code, the granting document evidencing such Incentive shall incorporate the terms and conditions required by §409A of the Code. To the extent applicable, the Plan and granting documents prepared in connection with the Plan shall be interpreted in accordance with §409A of the Code. Notwithstanding any provision of the Plan to the contrary, in the event that, following the effective date of this Plan, the Board determines that any Incentive may be subject to §409A of the Code, the Board may adopt such amendments to the Plan and the applicable granting document or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions that the Board determines are necessary or appropriate to (1) exempt the Incentive from §409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Incentive or (2) comply with the requirements of §409A of the Code.
     (e)    Documentation of Award of Incentive. Each Incentive awarded under this Plan shall be evidenced in such written form as the Committee shall determine. Each award may contain terms and conditions in addition to those set forth in the Plan.
     (f)    Participants Outside the United States. The Committee may modify the terms of any Incentive granted under the Plan to a Participant who is, at the time of grant or during the term of the Incentive, resident or primarily employed outside of the United States. Such modification, which may be made in any manner deemed by the Committee to be necessary or appropriate, shall only be made in order that the Incentive shall conform to laws, regulations, and customs of the country in which the Participant is then resident or primarily employed, or so that the value and other benefits of the Incentive to the Participant, as affected by foreign tax laws and other restrictions applicable as a result of the Participant’s residence or employment abroad, shall be comparable to the value of such an Incentive to a Participant who is resident or primarily employed in the United

States. The Committee may establish supplements to, or amendments, restatements, or alternative versions of, the Plan for the purpose of granting and administrating any such modified Incentive. No such modification, supplement, amendment, restatement or alternative version may increase the share limits set forth in this Plan or violate any applicable law of the United States.
4.    Eligibility/Forfeiture in the Event of Termination for Cause
     (a)    Eligibility. Eligible Employees may receive Incentives under this Plan. Those members of the Board who are not Eligible Employees are not eligible to receive Incentives under this Plan. Consultants are eligible to receive Incentives to the extent specified in Section 2 above.
     (b)    Forfeiture. If the Company or one of its Affiliates or joint ventures terminates an Eligible Employee for Cause or cancels the engagement of a Consultant for Cause or discovers facts that would have entitled it to cancel the engagement of such Consultant if such engagement were still ongoing, the Board, by written resolution, may, to the fullest extent allowed by law, cancel and/or cause the forfeiture of any unvested and/or unexercised Option, unvested or unexercised SAR, or Restricted Stock awarded to such Eligible Employee or Consultant.
5.    Qualified Performance-Based Incentives
     (a)    Applicability. This section will apply only to Covered Employees, or to those persons whom the Committee determines are reasonably likely to become Covered Employees in the period covered by an Incentive. The Committee may, in its discretion, select particular Covered Employees to receive Qualified Performance-Based Incentives. The Committee may, in its discretion, grant Incentives (other than Qualified Performance-Based Incentives) to Covered Employees that do not satisfy the requirements of this section.
     (b)    Purpose. As to any Covered Employee or person likely to become a Covered Employee during the period covered by an Incentive, the Committee shall have the ability to qualify any of the Incentives as “performance-based compensation” under Section 162(m) of the Code. If the Committee, in its discretion, decides to grant an Incentive as a Qualified Performance-Based Incentive, the provisions of this section will control over any contrary provision contained in the Plan. In the course of granting any Incentive, the Committee may specifically designate the Incentive as intended to qualify as a Qualified Performance-Based Incentive. However, no Incentive shall be considered to have failed to qualify as a Qualified Performance-Based Incentive solely because the Incentive is not expressly designated as a Qualified Performance-Based Incentive, if the Incentive otherwise satisfies the provisions of this section and the requirements of Section 162(m) of the Code and the regulations thereunder applicable to “performance-based compensation.”

     (c)    Authority. All grants of Incentives intended to qualify as Qualified Performance-Based Incentives shall be made by the Committee or, if all of the members thereof do not qualify as “outside directors” within the meaning of applicable IRS regulations under Section 162 of the Code, by a subcommittee of the Committee consisting of such of the members of the Committee who do so qualify. Any action by such a subcommittee shall be considered the action of the Committee for purposes of the Plan. The Committee (or subcommittee, if necessary) shall also determine the terms applicable to Qualified Performance-Based Incentives.
     (d)    Discretion of Committee. Options may be granted as Qualified Performance-Based Incentives. The exercise price of any Option intended to qualify as a Qualified Performance-Based Incentive shall in no event be less that the Fair Market Value on the date of the grant of the Stock covered by the Option. With regard to other Incentives intended to qualify as Qualified Performance-Based Incentives, the Committee will have full discretion to select the length of any applicable Restriction Period or Performance Period. Additionally, the Committee shall have full discretion to establish the Performance Criteria, the kind and/or level of the applicable Performance Goal, and whether the Performance Goal is to apply to the Company, Affiliate or Division. Any Performance Goal or Goals applicable to Qualified Performance-Based Incentives shall be objective, shall be established not later than ninety (90) days after the beginning of any applicable Performance Period (or at such other date as may be required or permitted for “performance-based compensation” under Section 162(m) of the Code), and shall otherwise meet the requirements of Section 162(m) of the Code, including the requirement that the outcome of the Performance Goal or Goals be substantially uncertain (as defined in the regulations under Section 162(m) of the Code) at the time established.
     (e)    Payment of Qualified Performance-Based Incentives. A Covered Employee will be eligible to receive payment under a Qualified Performance-Based Incentive that is subject to achievement of a Performance Goal or Goals only if the applicable Performance Goal or Goals are achieved within the applicable Performance Period, as determined by the Committee. In determining the actual size of an individual Qualified Performance-Based Incentive, the Committee may reduce or eliminate the amount of the Qualified Performance-Based Incentive earned for the Performance Period, if, in its sole and absolute discretion, such reduction or elimination is appropriate.
     (f)    Limitation of Adjustments for Certain Events. No adjustment of any Qualified Performance-Based Incentive shall be made except on such basis, if any, as will not cause such Incentive to provide other than “performance-based compensation” within the meaning of Section 162(m) of the Code.
6.    Shares Available for Incentives and Limits on Incentives
     (a)    Maximum Shares. Subject to adjustment as provided in this Section 6, there is hereby reserved for issuance under the Plan up to 1,200,000 shares of Stock of the Company.

     (b)    Limit on an Individual’s Incentives. In any given year, no Eligible Employee or Consultant may receive Incentives covering more than 20% of the aggregate number of shares that may be issued pursuant to the Plan. Except as may otherwise be permitted by the Code, Incentive Options granted to an employee of the Company or its parent or subsidiary during one calendar year shall be limited as follows: at the time the Incentive Options are granted, the Fair Market Value of the Stock covered by Incentive Options first exercisable by such employee in any calendar year may not, in the aggregate, exceed $100,000. The maximum Qualified Performance-Based Incentive payment to any one Participant under the Plan for a Performance Period is 20% of the aggregate number of shares that may be issued pursuant to the Plan, or if the Qualified Performance-Based Incentive is paid in cash, that number of shares multiplied by the Fair Market Value of the Stock as of the date the Qualified Performance-Based Incentive is granted.
     (c)    Source of Shares. Shares under this Plan may be delivered by the Company from its authorized but unissued shares of Stock or from Stock held in the Company treasury. To the extent that shares of Stock subject to an outstanding award under the Plan are not issued by reason of forfeiture, termination, surrender, cancellation, or expiration while unexercised; by reason of the tendering or withholding of shares to pay all or a portion of the exercise price or to satisfy all or a portion of the tax withholding obligations relating to the award; by reason of being settled in cash in lieu of shares or settled in a manner that some or all of the shares covered by the award are not issued to the Participant; or being exchanged for a grant under the Plan that does not involve Stock, then such shares shall immediately again be available for issuance under the Plan, unless such availability would cause the Plan to fail to comply with Rule 16b-3 under Exchange Act, or any other applicable law or regulation.
     (d)    Recapitalization Adjustment. In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering, or any other change in the corporate structure or shares of the Company, the Committee shall make appropriate adjustments in the number and kind of shares authorized by the Plan; in the number and kind of shares covered by Incentives granted; in the price of Options; and in the Fair Market Value of SARs. No adjustment under this section or any other part of this Plan shall be made if: (1) it would cause an Incentive granted under this Plan as a Qualified Performance-Based Incentive to fail under Code 162(m), (2) it would cause an Incentive Option granted under this Plan to fail to meet the criteria for an Incentive Option, or (3) it would violate any applicable law or regulation.
7.    Effect of Employment Termination on Options and SARs
     (a)    As to a “Terminated Employee”:
             (i)    Any unvested Options and unvested SARs held by such individual on the date of his or her Employment Termination shall lapse and be automatically cancelled and of no further force and effect as of midnight on the date of such individual’s Employment Termination.

          (ii)    Any vested but unexercised Options held by such individual as of the date of his or her Employment Termination shall expire and be of no further force and effect unless either exercised or surrendered under a SAR within the earlier of: (a) 90 days after the date of such individual’s Employment Termination, or (b) the expiration date of the Option. However, in the event that such an individual is subject to a Blackout Period during the entire 90 days after such individual’s Employment Termination, then such individual shall have until 10 business days after the expiration of the Blackout Period applicable to him or her to exercise Options that were vested but unexercised as of his or her Termination Date, unless such Option expires by its own terms prior to the end of the Blackout Period.
          (iii)    Any vested but unexercised SARs held by such individual as of the date of his or her Employment Termination shall expire and be of no further force and effect unless either exercised within the earlier of: (a) 90 days after the date of such individual’s Employment Termination, or (b) the expiration date of the SAR. However, in the event that such an individual is subject to a Blackout Period during the entire 90 days after such individual’s Employment Termination, then such individual shall have until 10 business days after the expiration of the Blackout Period applicable to him or her to exercise SARs that were vested but unexercised as of his or her Termination Date, unless such SARs expire by their own terms prior to the end of the Blackout Period.
     (b)    In a situation in which an individual is terminated from a Related Entity for Cause, his or her unvested Options and SARs shall lapse and be automatically cancelled in accordance with subsection 4(b) above; however, if for any reason such individual’s unvested Options and SARs have not either lapsed and been automatically cancelled under subsection 4(b) by midnight on the date that his or her employment is terminated by the Related Entity for Cause, then such individual’s unvested Options and unvested SARs shall lapse, be cancelled, and/or expire at midnight on the date that he or she is terminated by the Related Entity for Cause.
     (c)    In a situation in which an individual is terminated by a Related Entity for Cause, his or her Options and SARs that are vested but unexercised as of the date that his or her employment is terminated for Cause shall be forfeited and automatically cancelled in accordance with subsection 4(b) above; however, if for any reason such individual’s vested and unexercised Options and SARs have not either been forfeited and automatically cancelled under subsection 4(b) above or otherwise expired within seven (7) days following the date of his or her termination for Cause, then such individual’s vested but unexercised Options and SARs shall lapse, be cancelled, and/or expire if they have not been exercised within such seven (7) day period.
8.    Options
     The Committee may grant options qualifying as Incentive Options under the Code, other statutory options under the Code, and Nonstatutory Options. However, in accordance with Code § 422(b), no one may be granted an Incentive Option under this

Plan unless such person, as of the date of grant, is an employee of the Company or an employee of the Company’s parent company or a Company subsidiary. All Options granted under this Plan shall be subject to the following terms and conditions and such other terms and conditions as the Committee may prescribe:
     (a)    Option Price. The option price per share with respect to each Option shall be determined by the Committee, but shall not be less than one hundred percent (100%) of the Fair Market Value of the Company’s Stock on the date the Option is granted; provided, however, that in the case of an Incentive Option granted to an Eligible Employee who, immediately prior to such grant, owns (directly or indirectly) stock (either common or preferred) possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or a subsidiary of the Company, the option price shall not be less than one hundred ten percent (110%) of the Fair Market Value on the date of grant.
     (b)    Vesting. Options granted under this Plan shall vest in accordance with subsection 3(c) above unless the granting document for such Options specifies a different vesting schedule.
     (c)    Expiration Date for Option. The expiration date for each Option shall be fixed by the Committee in the granting document but shall not exceed ten (10) years. If an Incentive Option is granted to an Eligible Employee of the Company or its parent company or one of its affiliates who owns shares possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company as of the date the Incentive Option is granted, then the Incentive Option will expire five (5) years from the date it is granted, unless it is earlier terminated under one of the other provisions of this Plan.
     (d)    Payment for Option Exercise. At the time an Option is exercised, the holder must tender of the full purchase price for the applicable shares, which may be paid or satisfied by: (i) cash; (ii) check; (iii) delivery of shares of Stock, which shares shall be valued for this purpose at the Fair Market Value on the business day immediately preceding the date such Option is exercised and, unless otherwise determined by the Committee, shall have been held by the optionee for at least six months; or (iv) in such other manner as may be authorized from time to time by the Committee. All such payments shall be made or denominated in United States dollars. No shares shall be issued until full payment for such shares has been made. A grantee of an Option shall have none of the rights of a shareholder until the shares are issued.
     (e)    Exercise of Option. An Option may be exercised only by giving written notice, specifying the number of shares of Stock to be purchased. Additional procedures for exercise of each Option awarded under this Plan will be set forth in the granting document for such Option. The Committee may, from time to time, amend the exercise procedures, in which case Participants will be notified of such revised procedures. If an Option grantee is awarded the Option while he or she is employed by the Company or one of its Affiliates or joint ventures, then so long as such Option grantee remains employed by the Company or one of its Affiliates or joint ventures, the shares covered by an Option may be purchased in such installments and on such exercise dates as the Committee or its delegate may determine and as set forth in the document awarding the Option. In no event shall any Option be exercisable after its specified expiration period. If a Consultant is awarded an Option, the shares covered by such Option may be purchased in such installments and on such exercise dates and conditions as set forth in the document awarding the Option. A Participant, and those claiming through a Participant, may not exercise Options during a Blackout Period applicable to that Participant.
     (f)    Handling of Options When Employment Ends.
          (i)    A Terminated Employee’s Options that are unvested on the date of his or her Employment Termination shall be handled in accordance with subsection 7(a)(i) above.
          (ii)    A Terminated Employee’s Options that are vested but unexercised on the date of his or her Employment Termination shall be handled in accordance with subsection 7(a)(ii) above.
          (iii)    In a situation in which an employee of a Related Entity is terminated for Cause, subsection 4(b) above shall apply to such individual’s: (x) unvested Options and (y) vested but unexercised Options. If, for any reason such individual’s unvested Options have not either lapsed and been automatically cancelled under subsection 4(b) by midnight on the date that his or her employment is terminated by the Related Entity for Cause, then such person’s unvested Options shall lapse, be cancelled, and/or expire in accordance with subsection 7(b) above. If, for any reason. within seven (7) days following the date of his or her termination for Cause, such individual’s vested and unexercised Options have not been forfeited and/or automatically cancelled under subsection 4(b) above or otherwise expired, then such individual’s vested but unexercised Options shall lapse, be cancelled, and/or expire if they have not been exercised within seven (7) days after the date such individual’s employment is terminated by the Related Entity for Cause.
     (g)    Divorce. Incentive Options transferred incident to divorce will cease to be statutory stock options on transfer.
     (h)    Cancellation of Options with No Value. Any person who receives a grant of Options under this Plan may be required, at the time the Options are awarded, to sign a consent allowing the Board, in its discretion, to cancel the Options if the Fair Market Value of the Stock decreases such that the exercise price of the Options is significantly above the Fair Market Value of the Stock.

9.    Stock Appreciation Rights (“SARs”)
     The Committee may, in its discretion, grant SARs to Eligible Employees and to Consultants. SARs may be granted either singly or in combination with an underlying Option granted hereunder. Such SARs shall be subject to the following terms and conditions and such other terms and conditions as the Committee may prescribe:
     (a)    Vesting and Exercise Period of SAR. If a SAR is granted with respect to an underlying Option, it may be granted at the time of the Option or at any time thereafter but prior to the expiration of the Option. In no event shall the exercise period for a SAR exceed the exercise period for its underlying Option, if any. If the Committee fails to set the vesting period in the granting document for a SAR, then the vesting period for such SAR shall be as stated in Subsection 3(c) above. Unless otherwise specified in the granting document for a SAR, the exercise period for the SAR shall be five (5) years from the date of vesting unless such exercise period is earlier terminated under subsections 4(b) or 9(d) of this Plan. If an Option is granted with respect to an underlying Option, then upon exercise of the Option the SAR will be cancelled.
     (b)    Value of SAR. If a SAR is granted with respect to an underlying Option, the grantee will be entitled to surrender the Option that is then exercisable and receive in exchange an amount equal to the excess of the Fair Market Value of the Stock on the date the election to surrender is received by the Company over the Option price multiplied by the number of shares covered by the Options that are surrendered. If a SAR is granted without an underlying Option, the grantee will receive upon exercise of the SAR an amount equal to the Fair Market Value of the Stock on the date the election to surrender such SAR is received by the Company over the Fair Market Value of the Stock on the date of grant multiplied by the number of shares covered by the SARs being exercised.
     (c)    Payment of SAR. When a SAR is exercised, payment for the SAR shall be in the form of shares of Stock, cash, or any combination of Stock and cash.
     (d)    Handling of SAR When Employment Ends.
          (i)    A Terminated Employee’s SARs that are unvested on the date of his or her Employment Termination shall be handled in accordance with subsection 7(a)(i) above.
          (ii)    A Terminated Employee’s SARs that are vested but unexercised on the date of his or her Employment Termination shall be handled in accordance with subsection 7(a)(iii) above.
          (iii)    In a situation in which an Eligible Employee is terminated for Cause, subsection 4(b) above shall apply to such individual’s: (x) unvested SARs and (y) vested but unexercised SARs. If, for any reason, such individual’s unvested SARs have not lapsed and been automatically cancelled under subsection 4(b) by midnight on the date that his or her employment is terminated by the Related Entity for Cause, then such individual’s unvested SARs shall lapse, be cancelled, and/or expire in accordance with subsection 7(b) above. If, for any reason, within seven (7) days following the date of his or her termination for Cause, such individual’s vested and unexercised SARs have not been forfeited and/or automatically cancelled under subsection 4(b) above or otherwise expired, then such individual’s vested but unexercised SARs shall lapse, be cancelled, and/or expire if they have not been exercised within seven (7) days after the date such individual’s employment is terminated by the Related Entity for Cause.
10.    Restricted Stock
     The Committee may award Restricted Stock to a grantee. All shares of Restricted Stock granted shall be subject to a Risk of Forfeiture as determined by the Committee, including but not limited to the following terms and conditions and such other terms and conditions as the Committee may prescribe.
     (a)    Restriction Period. Each grant of Restricted Stock made under this Plan shall specify a Restriction Period. If the grant fails to specify a Restriction Period, then the Restriction Period shall be as follows:
•	20% of the Restricted Stock awarded under the grant will be subject to a one-year Restriction Period ending on the first anniversary of the date of grant;

•	20% of the Restricted Stock awarded under the grant will be subject to a two-year Restriction Period ending on the second anniversary of the date of grant;

•	20% of the Restricted Stock awarded under the grant will be subject to a three-year Restriction Period ending on the third anniversary of the date of grant;

•	20% of the Restricted Stock awarded under the grant will be subject to a four-year Restriction Period ending on the fourth anniversary of the date of grant; and

•	20% of the Restricted Stock awarded under the grant will be subject to a five-year Restriction Period ending on the fifth anniversary of the date of grant.
     (b)    Effect of Employment Termination on Restricted Stock. If a grantee is awarded Restricted Stock while he or she is employed by one of the Related Entities, then, as a condition of the grant, the grantee must remain employed by one of the Related Entities during the applicable Restriction Period in order to retain the shares of Restricted Stock. If the grantee leaves the employment of one of the Related Entities prior to the end of the Restriction Period, the Restricted Shares still subject to a Restriction Period shall revert to the Company and any rights of the grantee in such Restricted Shares shall automatically terminate and such shares shall be returned immediately to the Company. This subsection shall apply without regard to whether the reason for termination of the grantee’s employment is voluntary termination, involuntary termination, retirement, extended absence due to disability, or death. However, this subsection shall not apply if the grantee is terminated from one Related Entity and immediately transferred to another Related Entity. If a grantee of Restricted Stock is terminated for Cause, the Board shall have discretion to apply subsection 4(b) to such grantee’s Restricted Stock. However, if the Board fails to apply 4(b), then the Restricted Stock of a grantee terminated for Cause shall revert to the Company under this subsection 10(b).
     (c)    Restrictions on Transfer and Legend on Stock Certificates. During the Restriction Period, the grantee may not sell, assign, transfer, pledge, or otherwise dispose of the shares of Stock except as expressly permitted in this Plan. Each certificate for shares of Restricted Stock granted hereunder shall contain a legend giving appropriate notice of the restrictions in the grant.
     (d)    Escrow Agreement. The Committee may require the grantee to enter into an escrow agreement providing that the certificates representing the Restricted Stock award will remain in the physical custody of an escrow holder until all restrictions are removed or expire.
     (e)    Lapse of Restrictions. All restrictions imposed on the Restricted Stock shall lapse upon the expiration of the Restriction Period if the conditions of the grant have been met. The grantee shall then be entitled to have the legend removed from the certificates.
     (f)    Dividends. Any dividends declared on the Restricted Stock during the Restriction Period shall be accumulated and paid to the grantee after the expiration of the Restriction Period if the conditions of the grant are met and grantee still owns such stock at the end of the Restriction Period.
11.    Acquisition and Change of Control Events
     (a)    Definitions.
     “Acquisition Event” shall mean:
          (i)    Any merger or consolidation of the Company with or into another entity as a result of which the Company’s Stock is converted into or exchanged for the right to receive cash, securities of the other entity, or other property; or
          (ii)   Any exchange of shares of the Company for cash, securities of another entity or other property pursuant to a statutory share exchange transaction.
     “Change of Control Event” shall mean:

          (i)    any merger or consolidation that results in the voting securities of the Company outstanding immediately prior thereto representing (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) less than 50% of the combined voting power of the voting securities of the Company or such surviving or acquiring entity outstanding immediately after such merger or consolidation; or
          (ii)    the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 51% or more of either (A) the then-outstanding shares of Stock of the Company (the “Outstanding Company Stock”), or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”). However, for purposes of this subsection (ii), the following acquisitions shall not give rise to a Change of Control event: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust ) sponsored or maintained by the Company or an Affiliate, or (D) any acquisition by any Person pursuant to a transaction that results in all or substantially all of the individuals and entities who were the beneficial owners of 50% or more of the Outstanding Company Stock and Outstanding Company Voting Securities immediately prior to such transaction beneficially owning, directly or indirectly, more than 50% of the then-outstanding shares of Stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring Person in such transaction (which shall include, without limitation, a Person that as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such transaction, of the Outstanding Company Stock and Outstanding Company Voting Securities, respectively;
          (iii)    any sale of all or substantially all of the assets of the Company; or
          (iv)    the complete liquidation of the Company.
     (b)    Effect on Options.
          (i)    Acquisition Event. Upon the occurrence of an Acquisition Event (regardless of whether such event also constitutes a Change in Control Event), or the execution by the Company of any agreement with respect to an Acquisition Event (regardless of whether such event will result in a Change in Control Event), the Board shall provide that all outstanding Options shall be assumed, or equivalent options shall be substituted, by the acquiring or succeeding Person (or an Affiliate thereof). However, if such Acquisition Event also constitutes a Change in Control Event, except to the extent specifically provided to the contrary in the instrument evidencing any Option or any other agreement between the Option holder and the Company, such assumed or substituted options shall be immediately exercisable in full upon the occurrence of such Acquisition Event. For purposes of this section, an Option shall be considered to be assumed if, following consummation of the Acquisition Event, the Option confers the right to purchase, for each share of Stock subject to the Option immediately prior to the consummation of the Acquisition Event, the consideration (whether cash, securities or other property) received as a result of the Acquisition Event by holders of Stock for each share of Stock held immediately prior to the consummation of the Acquisition Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Stock). However, if the consideration received as a result of the Acquisition Event is not solely Stock of the acquiring or succeeding Person (or an Affiliate thereof), the Company may, with the consent of the acquiring or succeeding Person, provide for the consideration to be received upon the exercise of Options to consist solely of Stock of the acquiring or succeeding Person (or an Affiliate thereof) equivalent in Fair Market Value to the per share consideration received by holders of outstanding shares of Stock as a result of the Acquisition Event. Notwithstanding the foregoing, if the acquiring or succeeding Person (or an Affiliate thereof), does not agree to assume such Options, or substitute equivalent options for such Options, then the Board shall, upon written notice to the Option holders, provide that all then unexercised Options will become exercisable in full as of a specified time prior to the Acquisition Event and will terminate immediately prior to the consummation of such Acquisition Event, except to the extent exercised by the Option holders before the consummation of such Acquisition Event. However, in the event of an Acquisition Event under the terms of which holders of Stock will receive upon consummation thereof a cash payment for each share of Stock surrendered pursuant to such Acquisition Event (the “Acquisition Price”), then the Board may instead provide that all outstanding Options shall terminate upon consummation of such Acquisition Event and that each Option holder shall receive, in exchange therefor, a cash payment equal to the amount (if any) by which (A) the Acquisition Price multiplied by the number of shares of Stock subject to such outstanding Options (whether or not then exercisable), exceeds (B) the aggregate exercise price of such Options.
          (ii)    Change in Control Event that is not an Acquisition Event. Upon the occurrence of a Change in Control Event that does not also constitute an Acquisition Event, except to the extent specifically provided to the contrary in the instrument evidencing any Option or any other agreement between a Participant and the Company, all Options then outstanding shall automatically become immediately vested and exercisable in full.
     (c)    Effect on Restricted Stock.
          (i)    Acquisition Event that is not a Change in Control Event. Upon the occurrence of an Acquisition Event that is not a Change in Control Event, the repurchase and other rights of the Company under each outstanding grant of Restricted Stock shall inure to the benefit of the Company’s successor and shall apply to the cash, securities or other property into which the Stock was converted or for which it was exchanged pursuant to such Acquisition Event in the same manner and to the same extent as such rights applied to the Stock subject to such Restricted Stock award.
          (ii)    Change in Control Event. Upon the occurrence of a Change in Control Event (regardless of whether such event also constitutes an Acquisition Event), except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Stock award or any other agreement between a holder of a Restricted Stock award and the Company, all restrictions and conditions on all Restricted Stock awards then outstanding shall automatically be deemed terminated or satisfied.
     (d)    Effect on Other Awards.
          (i)    Acquisition Event that is not a Change in Control Event. In the documents granting such Incentive, the Board may specify the effect of an Acquisition Event that is not a Change in Control Event on any Incentive other than Options and Restricted Stock. If the Board does not specify the effect of any Acquisition Event on such Incentives, the Acquisition Event shall impact such Incentives in accordance with applicable law.
          (ii)    Change in Control Event. Upon the occurrence of a Change in Control Event (regardless of whether such event also constitutes an Acquisition Event), except to the extent specifically provided to the contrary in the instrument granting such Incentive or any other agreement between an Incentive holder and the Company, all Incentives within the scope of the foregoing 12(d)(i) shall become exercisable, realizable and/or vested in full, or shall be free of all conditions or restrictions, as applicable to each such Incentive. However, the immediately preceding sentence shall not apply to performance-based awards. Upon the occurrence of a Change in Control Event (regardless of whether such event also constitutes an Acquisition Event), all performance-based award shall be immediately payable based upon the extent, as determined by the Committee, to which the Performance Goals for the Performance Period then in progress have been met up through the date of the Change of Control Event or based on 100% of the value on the date of grant of the performance-based award, if such amount is higher.
12.    Discontinuance or Amendment of the Plan
     The Board may discontinue the Plan at any time and may from time to time amend or revise the terms of the Plan as permitted by applicable statutes, except that it may not revoke or alter, in a manner unfavorable to the grantees of any Incentives hereunder, any Incentives then outstanding, nor may the Board amend the Plan without shareholder approval where the absence of such approval would cause the Plan to fail to comply with the Exchange Act or any other applicable law or regulation. No Incentive shall be granted under the Plan after April 18, 2017, but Incentives granted prior to such date may extend beyond such date.

13.    Nontransferability
     Incentive Options granted under the Plan shall not be transferable except by will or the laws of descent and distribution. To the extent allowed by law, Nonstatutory Options may be transferable to certain family members or foundations for no value or other consideration. Additionally, other Incentives granted under the Plan may be transferable subject to the terms and conditions as may be established by the Committee in accordance with regulations promulgated under the Exchange Act and any other applicable law or regulation.
14.    No Right of Employment
     The Plan and the Incentives granted hereunder shall not confer upon any Eligible Employee the right to continued employment with the Company, its Affiliates, or its joint ventures, or affect in any way the right of such entities to terminate the employment of an Eligible Employee at any time and for any reason. Neither shall the Plan and the Incentives granted hereunder confer on a Consultant the right to continuation of his or her consulting agreement or a right to become an Eligible Employee.
15.    Taxes
     The Company shall be entitled, at the time the Company deems appropriate under the law then in effect, to withhold the amount of any tax attributed to any Incentive granted under the Plan.
16.    Governing Law
     The provisions of this Plan and all awards made under this Plan shall be governed by and interpreted in accordance with the law of the State of Tennessee, without regard to applicable conflicts of law principles.
17.    Additional Requirements
     Anything in the Plan to the contrary notwithstanding: (a) the Company may, if it shall determine it necessary or desirable for any reason, at the time of grant of any Incentive or the issuance of any shares of Stock pursuant to any Option, require the recipient of the Incentive, as a condition to the receipt thereof or to the receipt of shares of Stock issued pursuant thereto, to deliver to the Company a written representation of present intention to acquire the Incentive or the shares of Stock issued pursuant thereto for his or her own account for investment and not for distribution; and (b) if at any time the Company further determines, in its sole discretion, that the listing, registration or qualification (or any updating of any such document) of any Incentive or the shares of Stock issuable pursuant thereto is necessary on any securities exchange or under any federal or state securities or blue sky law, or that the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with the grant of any Incentive, the issuance of shares of Stock pursuant thereto, or the removal of any restrictions imposed on such shares, such Incentive shall not be granted or such shares of Stock shall not be issued or such restrictions shall not be removed, as the case may be, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company.
18.    “Lockup” Agreement
     The Committee may in its discretion require that upon request of the Company or the underwriters managing any underwritten offering of the Company’s securities, the Participant shall agree in writing that for a period of time (not to exceed 180 days) from the effective date of any registration of securities of the Company, the Participant will not sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any shares of Stock issued or issuable pursuant to the exercise of such Incentive, without the prior written consent of the Company or such underwriters, as the case may be.
19.    Limitation of Liability
     Each member of the Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or other employee of the Company or any Affiliate, the Company’s independent certified public accountants, or other professional retained by the Company to assist in the administration of the Plan. No member of the Committee, nor any officer, director or employee of the Company acting on behalf of the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Committee and any officer, director or employee of the Company acting on behalf of the Committee shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination, or interpretation.
20.    Unfunded Status of Incentives
     The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Incentive, nothing contained in the Plan or any Incentive shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided, however, that the Committee may authorize the creation of trusts or make other arrangements to meet the Company’s obligations under the Plan to deliver cash, shares of Stock, other Incentives, or other property pursuant to any Incentive, which trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.
21.    Nonexclusivity of the Plan
     Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, arrangements granting options and other Incentives otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.
22. Successors and Assigns
     The Plan shall be binding on all successors and assigns of the Company and a Participant, including, without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, and any receiver or trustee in bankruptcy or representative of the Participant’s creditors.
23.    No Fractional Shares
     No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Incentive, including on account of any action under Section 6(d) of the Plan. In lieu of such fractional shares, the Committee shall determine, in its discretion, whether cash, other Incentives, scrip certificates (which shall be in a form and have such terms and conditions as the Committee in its discretion shall prescribe) or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.
24.    Severability
     If any provision of the Plan is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Incentive under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan, it shall be stricken and the remainder of the Plan shall remain in full force and effect.
25.    Miscellaneous
     The provisions of this Plan shall be severable, and the invalidity of any particular provision of the Plan shall not cause the Plan as a whole to be invalid. Any definition set forth in this Plan of the singular form of a term shall also apply to the plural form of that term, and any definition of the plural form of a term shall also apply to the singular form of the term. Any reference in this Plan to one gender shall also include the other gender.
     Adopted by the Board of Directors of Cumberland Pharmaceuticals Inc. this 16th day of January, 2007.

/s/ Jean W. Marstiller
Jean W. Marstiller
Senior Vice President and Corporate Secretary Date Signed: April 18, 2007